EXHIBIT 99.1

Team, Inc. Lowers Fiscal Year 2013 Earnings Guidance

SUGAR LAND, Texas, March 14, 2013 (GLOBE NEWSWIRE) -- Team, Inc., (NYSE:TISI) today announced that it is lowering its earnings guidance for its fiscal year ending May 31, 2013 to a range of $1.70 to $1.85 per fully diluted share. The revised guidance is a decrease of $0.20 per share from the previously issued earnings guidance, and excludes the impact of a non-routine pre-tax charge estimated at $600,000 associated with the recent Venezuelan currency devaluation. Team is also modifying its full year revenue guidance to a range of $705 to $720 million. The revised guidance reflects disappointing results in Team's historically weak third fiscal quarter due primarily to lower than expected revenues from its Canadian and European business units as well as a now anticipated slowing of business growth in the fourth quarter due to the expected timing of large turnaround projects.

"Although we are disappointed with our third quarter results and the adjustment to our previous guidance, we remain positive about our future opportunities" said Phil Hawk, Team's Chairman and CEO. "Our business strategy and direction remain unchanged."

Expected Third Quarter Results

Excluding the non-routine non-cash charge related to the devaluation of Venezuelan currency, Team expects its earnings for the quarter to be approximately breakeven versus earnings of $0.10 in the prior year period, on revenues of about $150 million, due primarily to the weak performance in its Canadian and European units. During the quarter, operating profits from those units declined approximately $4 million ($0.14 per share) from the prior year period as a result of both lower activity levels and increased support costs. Team's United States business units maintained satisfactory "double digit" revenue and earnings growth in the period.

Team expects to issue its final third quarter financial statements on Tuesday, April 2nd with the accompanying investor conference call currently scheduled for Wednesday, April 3rd.

Fourth Quarter Outlook

Team remains positive about its prospects for both the current fourth quarter and the long term. Market conditions are generally favorable in key customer segments and Team remains well positioned to capitalize on these opportunities. However, following a recent review of the turnaround and other project work anticipated in the upcoming fourth quarter, we now expect the mix of large projects (defined as projects having revenue expectations of greater than $2 million) to be lower than in the prior year period. Consequently, we have reduced our revenue growth guidance by approximately $10 million on the high end of the range with a corresponding adjustment to our expected earnings guidance.

Conference Call

In connection with this release, Team will hold a conference call on Friday, March 15, 2013 beginning at 8:00 a.m. Central Time. The call will be broadcast over the Web and can be accessed on Team's Website, www.teamindustrialservices.com. Individuals wishing to participate in the conference by phone may call 866-318-8615 and use conference code 38778103.

About Team, Inc.

Headquartered near Houston, Texas, Team, Inc. is a leading provider of specialty industrial services, including inspection and assessment, required in maintaining and installing high-temperature and high-pressure piping systems and vessels that are utilized extensively in the refining, petrochemical, power, pipeline and other heavy industries. Team offers these services in over 125 locations throughout the world. Team's common stock is traded on the New York Stock Exchange under the ticker symbol "TISI."

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995. We have made reasonable efforts to ensure that the information, assumptions and beliefs upon which this forward-looking information is based are current, reasonable and complete. Such forward-looking statements involve estimates, assumptions, judgments and uncertainties. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such known factors are detailed in the Company's Annual Report on Form 10-K and in the Company's Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the company, whether as a result of new information, future events or otherwise.

CONTACT: Ted W. Owen
         (281) 331-6154